Exhibit 99.1

Central European Distribution Corporation Raises Full Year 2007 Guidance;

Releases Full Year 2008 Guidance

Bala Cynwyd, Pa., July 10, 2007 Central European Distribution Corporation (Nasdaq: CEDC) today announced it has raised its full year 2007 fully diluted earnings per share guidance from $1.50 - $1.66 to $1.56 - $1.72 and full year 2007 net sales revenue from $1.05-$1.10 billion to $1.10 - $1.15 billion.

William V. Carey, President and CEO, stated “We continue to see strong underlying growth in our core brands both produced and imported. Additionally, we have seen continued downward pressure on raw spirit pricing in the first half of 2007 which has had a positive impact on our operating profit. Forecasted GDP growth in Poland from 6-6.5% for the rest of the year should continue to drive consumer demand for premium brands, which we are well-positioned to benefit from. These positive trends put us in a strong position heading into 2008.”

The Company also released its full year 2008 fully diluted earnings per share guidance of $2.00 to $2.10 and full year net sales guidance of $1.20 billion to $1.30 billion.

The 2007 and 2008 guidance given above does not factor in the impact of any potential new acquisitions in Poland and the region, or exchange rate movements related to the Company’s Senior Secured Notes. The number of shares used to calculate the 2008 fully diluted earnings per share guidance is 40.8 million

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world. CEDC also produces and distributes Royal Vodka, the number one selling vodka in Hungary.

CEDC also is the leading distributor and the leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC operates 16 distribution centers and 76 satellite branches and imports many of the world’s leading brands, including brands such as Remy Martin, Jagermeister, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2006, and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

James Archbold

Director of Investor Relations

Central European Distribution Corporation

610-660-7817